Exhibit 99(a)

HENRY COUNTY BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002

HENRY COUNTY BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT
DECEMBER 31, 2002

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
Henry County Bancshares, Inc.
Stockbridge, Georgia

          We have audited the accompanying consolidated balance sheets of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2002.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
February 20, 2003

HENRY COUNTY BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001

	2002	2001

Assets
Cash and due from banks	$35,459,970	$26,204,385
Interest-bearing deposits in banks	1,148,764	4,932,444
Federal funds sold	22,300,000	43,800,000
Securities available-for-sale	62,088,707	100,275,149
Securities held-to-maturity, at cost (fair value 2002 $938,323; 2001 $3,573,614)	899,208	3,522,239
Restricted equity securities, at cost	1,483,473	1,314,473
Loans held for sale	5,796,885	1,575,156
Loans	350,276,958	304,687,937
Less allowance for loan losses	3,827,270	3,376,986

Loans, net	346,449,688	301,310,951
Premises and equipment	8,571,401	7,441,919
Other assets	4,954,606	5,808,370

Total assets	$489,152,702	$496,185,086

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$81,412,273	$65,786,028
Interest-bearing	338,737,025	370,877,924

Total deposits	420,149,298	436,663,952
Other borrowings	20,287,289	15,691,630
Other liabilities	2,048,139	2,105,761

Total liabilities	442,484,726	454,461,343

Commitments and contingencies
Stockholders’ equity
Common stock, par value $2.50; 10,000,000 shares authorized; 7,237,065.60 issued	18,092,664	18,092,664
Capital surplus	739,560	739,560
Retained earnings	28,647,251	23,819,760
Accumulated other comprehensive income	581,917	152,733
Treasury stock	(1,393,416)	(1,080,974)

Total stockholders’ equity	46,667,976	41,723,743

Total liabilities and stockholders’ equity	$489,152,702	$496,185,086

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	2002	2001	2000

Interest income
Loans, including fees	$23,037,336	$24,698,187	$22,736,248
Taxable securities	3,188,287	6,339,896	7,155,841
Nontaxable securities	700,148	901,210	1,138,482
Deposits in banks	108,714	3,332	10,033
Federal funds sold	264,191	1,281,392	1,724,445

Total interest income	27,298,676	33,224,017	32,765,049

Interest expense
Deposits	10,053,245	15,401,525	15,846,501
Other borrowings	924,061	1,105,027	1,314,610

Total interest expense	10,977,306	16,506,552	17,161,111

Net interest income	16,321,370	16,717,465	15,603,938
Provision for loan losses	540,500	550,000	490,000

Net interest income after provision for loan losses	15,780,870	16,167,465	15,113,938

Other income
Service charges on deposit accounts	2,144,544	2,244,705	2,123,891
Other service charges and fees	788,951	670,621	619,035
Gain (loss) on sale of securities available-for-sale	80,040	(100,445)	—
Mortgage banking income	1,532,635	1,828,653	1,010,316

Total other income	4,546,170	4,643,534	3,753,242

Other expenses
Salaries and employee benefits	5,679,887	5,580,792	5,083,795
Equipment and occupancy expenses	1,369,008	1,307,616	1,307,304
Other operating expenses	2,085,590	1,893,229	1,780,608

Total other expenses	9,134,485	8,781,637	8,171,707

Income before income taxes	11,192,555	12,029,362	10,695,473
Income tax expense	3,858,717	4,056,272	3,507,568

Net income	$7,333,838	$7,973,090	$7,187,905

Earnings per share	$1.02	$1.11	$1.00

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	2002	2001	2000

Net income	$7,333,838	$7,973,090	$7,187,905

Other comprehensive income:
Unrealized gains on securities available-for-sale:
Net unrealized holding gains arising during period, net of tax of $248,308, $280,627 and $542,549, respectively	482,010	544,046	1,247,301
Reclassification adjustment for (gains) losses realized in net income, net of tax (benefits) of $27,214, $(34,151) and $-, respectively	(52,826)	66,294	—

Other comprehensive income	429,184	610,340	1,247,301

Comprehensive income	$7,763,022	$8,583,430	$8,435,206

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	Common Stock		Capital Surplus	Retained Earnings

	Shares	Par Value

Balance, December 31, 1999	3,640,314	$9,100,784	$739,560	$22,900,317
Net income	—	—	—	7,187,905
Cash dividends declared, $.35 per share	—	—	—	(2,519,748)
Purchase of treasury stock	—	—	—	—
Other comprehensive income	—	—	—	—

Balance, December 31, 2000	3,640,314	9,100,784	739,560	27,568,474
Net income	—	—	—	7,973,090
Two-for-one common stock split	3,596,752	8,991,880	—	(8,991,880)
Cash dividends declared, $.38 per share	—	—	—	(2,729,924)
Purchase of treasury stock	—	—	—	—
Other comprehensive income	—	—	—	—

Balance, December 31, 2001	7,237,066	18,092,664	739,560	23,819,760
Net income	—	—	—	7,333,838
Cash dividends declared, $.35 per share	—	—	—	(2,506,347)
Purchase of treasury stock	—	—	—	—
Other comprehensive income	—	—	—	—

Balance, December 31, 2002	7,237,066	$18,092,664	$739,560	$28,647,251

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	2002	2001	2000

OPERATING ACTIVITIES
Net income	$7,333,838	$7,973,090	$7,187,905
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	549,521	535,646	553,069
Provision for loan losses	540,500	550,000	490,000
Deferred income taxes	(203,422)	(265,707)	(193,459)
(Gain) loss on sale of securities available-for-sale	(80,040)	100,445	—
Gain on sale of premises and equipment	(72,385)	—	—
Net increase in loans held for sale	(4,221,729)	(414,294)	(770,205)
(Increase) decrease in interest receivable	331,590	1,059,098	(1,038,084)
Increase (decrease) in interest payable	(301,254)	(185,818)	238,213
Net other operating activities	877,134	(367,420)	488,177

Net cash provided by operating activities	4,753,753	8,985,040	6,955,616

INVESTING ACTIVITIES
Purchases of securities available-for-sale	(35,536,158)	(68,469,392)	(18,407,273)
Proceeds from sales of securities available-for-sale	16,641,725	8,552,785	—
Proceeds from maturities of securities available-for-sale	57,811,193	82,514,277	18,347,999
Proceeds from maturities of securities held-to-maturity	2,623,031	5,748,288	6,547,523
Purchases of restricted equity securities	(169,000)	—	—
Net (increase) decrease in federal funds sold	21,500,000	(21,350,000)	9,180,000
Net (increase) decrease in interest-bearing deposits in banks	3,783,680	(4,788,110)	11,695
Net increase in loans	(45,679,237)	(33,980,728)	(50,189,150)
Proceeds from sale of premises and equipment	355,744	—	—
Purchase of premises and equipment	(1,962,362)	(954,880)	(970,642)
Net other investing activities	(129,000)	(600,000)	—

Net cash provided by (used in) investing activities	19,239,616	(33,327,760)	(35,479,848)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	(16,514,654)	49,531,028	20,582,757
Net proceeds from (repayments of) other borrowings	4,595,659	(4,510,770)	(1,956,426)
Dividends paid	(2,506,347)	(2,729,924)	(2,519,748)
Purchase of treasury stock	(312,442)	(177,354)	(655,810)

Net cash provided by (used in) financing activities	(14,737,784)	42,112,980	15,450,773

Net increase (decrease) in cash and due from banks	9,255,585	17,770,260	(13,073,459)
Cash and due from banks at beginning of year	26,204,385	8,434,125	21,507,584

Cash and due from banks at end of year	$35,459,970	$26,204,385	$8,434,125

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$11,278,560	$16,692,370	$16,922,898
Income taxes	$3,933,164	$4,378,028	$3,612,837

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Henry County Bancshares, Inc. (the “Company”) is a bank holding company whose business is conducted by its wholly-owned subsidiaries, The First State Bank, (the “Bank”) and First Metro Mortgage Co. (“First Metro”).  The Bank is a commercial bank located in Stockbridge, Henry County, Georgia with five other branches located in Henry County.  The Bank provides a full range of banking services in its primary market area of Henry County and surrounding counties.  First Metro is also located in Stockbridge and provides mortgage loan origination services in the same primary market area as the Bank.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and deferred taxes.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks.  Cash flows from loans, federal funds sold, interest-bearing deposits in banks, deposits and other borrowings are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits.  The total of those reserve balances was approximately $151,000 at December 31, 2002.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost.  Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect.  Equity securities without a readily determinable fair value are classified as available-for-sale and recorded at cost.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Gains and losses on the sale of securities are determined using the specific identification method.  Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Held for Sale

Loans held for sale consist of mortgage loans the Company has the intent to sell in the foreseeable future and are carried at the lower of aggregate cost or fair value.  These loans are sold to investors with servicing rights attached.

Mortgage banking income in the statement of income consists of fees received from investors from the sale of servicing rights and miscellaneous fees received from borrowers.  These fees are recognized in income at the time the loans are sold.

Loans

Loans are reported at their outstanding principal balances less the allowance for loan losses. Interest income is accrued on the principal balance.

Loan origination fees and certain direct costs are netted and recognized in income over the life of the loans using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured.  Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received until the loans are returned to accrual status.

The allowance for loan losses is established through a provision for loan losses charged to expense.  Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely.  Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio.  The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.  While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement.  Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.  The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment

Land is carried at cost.  Premises and equipment are carried at cost less accumulated depreciation.  Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

Other Real Estate Owned

Other real estate owned represents properties acquired through foreclosure.  Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs to sell.  Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses.  Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.  The carrying amount of other real estate owned at December 31, 2002 and 2001 was $116,818 and $764,832, respectively.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method.  Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Share

Earnings per share are computed by dividing net income by the weighted average number of shares outstanding.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available-for-Sale
December 31, 2002:
U. S. Government and agency securities	$22,852,511	$258,745	$—	$23,111,256
State and municipal securities	12,979,605	246,544	(10,648)	13,215,501
Mortgage-backed securities	25,374,899	456,369	(69,318)	25,761,950

	$61,207,015	$961,658	$(79,966)	$62,088,707

December 31, 2001:
U. S. Government and agency securities	$34,512,512	$470,699	$(21,951)	$34,961,260
State and municipal securities	19,565,377	140,554	(135,097)	19,570,834
Mortgage-backed securities	45,865,846	92,892	(315,883)	45,642,855
Equity securities	100,000	200	—	100,200

	$100,043,735	$704,345	$(472,931)	$100,275,149

Securities Held-to-Maturity
December 31, 2002:
State and municipal securities	$640,000	$27,951	$—	$667,951
Mortgage-backed securities	259,208	11,164	—	270,372

	$899,208	$39,115	$—	$938,323

December 31, 2001:
State and municipal securities	$2,880,105	$38,658	$—	$2,918,763
Mortgage-backed securities	642,134	12,717	—	654,851

	$3,522,239	$51,375	$—	$3,573,614

Restricted equity securities are summarized as follows:

	December 31,

	2002	2001

Federal Home Loan Bank stock	$1,250,000	$1,081,000
Correspondent bank stock	233,473	233,473

	$1,483,473	$1,314,473

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES (Continued)

Securities with a carrying value of $51,344,000 and $92,880,000 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Gains and losses on sales of securities available-for-sale consist of the following:

	Years Ended December 31,

	2002	2001	2000

Gross gains	$86,038	$1,233	$—
Gross losses	(5,998)	(101,678)	—

Net realized gains (losses)	$80,040	$(100,445)	$—

The amortized cost and fair value of debt securities as of December 31, 2002 by contractual maturity are shown below.  Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty.  Therefore, these securities are not included in the maturity categories in the following summary.

	Securities Available-for-Sale		Securities Held-to-Maturity

	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in one year or less	$6,126,508	$6,247,578	$65,000	$66,038
Due from one to five years	21,033,567	21,237,332	475,000	498,013
Due from five to ten years	6,902,526	7,031,309	100,000	103,900
Due after ten years	1,769,515	1,810,538	—	—
Mortgage-backed securities	25,374,899	25,761,950	259,208	270,372

	$61,207,015	$62,088,707	$899,208	$938,323

NOTE 3.	LOANS

The composition of loans is summarized as follows:

	December 31,

	2002	2001

Commercial, financial, and agricultural	$58,994,000	$51,486,000
Real estate – construction	102,602,000	71,955,000
Real estate – mortgage	165,546,000	159,276,000
Consumer installment and other	23,134,958	21,970,937

	350,276,958	304,687,937
Allowance for loan losses	(3,827,270)	(3,376,986)

Loans, net	$346,449,688	$301,310,951

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS (Continued)

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,

	2002	2001	2000

Balance, beginning of year	$3,376,986	$2,884,397	$2,452,692
Provision for loan losses	540,500	550,000	490,000
Loans charged off	(128,849)	(83,451)	(118,451)
Recoveries of loans previously charged off	38,633	26,040	60,156

Balance, end of year	$3,827,270	$3,376,986	$2,884,397

The total recorded investment in impaired loans, consisting solely of loans on nonaccrual status, was $296,643 and $304,269 at December 31, 2002 and 2001, respectively.  There were no impaired loans that had related allowances for loan losses determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2002 and 2001.  The average recorded investment in impaired loans for 2002 and 2001 was $315,648 and $582,105, respectively.  Interest income recognized on impaired loans for cash payments received was not material for the years ended 2002, 2001 and 2000.

Loans past due ninety days or more and still accruing interest amounted to $1,048,000 and $1,197,000 at December 31, 2002 and 2001, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates.  The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan.  Changes in related party loans for the year ended December 31, 2002 are as follows:

Balance, beginning of year	$970,509
Advances	803,387
Repayments	(430,996)
Transactions due to change in directors	(69,768)

Balance, end of year	$1,273,132

NOTE 4.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,

	2002	2001

Land	$1,569,547	$1,852,206
Buildings	7,520,097	6,386,108
Equipment	3,055,073	2,733,062
Construction in progress, estimated cost to complete $75,000	1,080,141	599,995

	13,224,858	11,571,371
Accumulated depreciation	(4,653,457)	(4,129,452)

	$8,571,401	$7,441,919

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $60,365,000 and $55,750,575, respectively.  The scheduled maturities of time deposits at December 31, 2002 are as follows:

2003	$146,631,545
2004	20,707,450
2005	16,633,191
2006	7,369,895
2007	9,464,565

$200,806,646

The Company had deposits from one public depositor totaling $33,938,600 and $61,214,453 at December 31, 2002 and 2001, respectively.

NOTE 6.	OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,

	2002	2001

Advance from Federal Home Loan Bank with interest at 5.24%, due March 30, 2009.	$5,000,000	$5,000,000
Advance from Federal Home Loan Bank with interest at 5.51%, due March 26, 2008.	5,000,000	5,000,000
Advance from correspondent bank with interest at prime less .25%, unsecured, due December 30, 2003.	2,000,000	—
Treasury, tax, and loan note option account, with interest at 25% less than the federal funds rate, due on demand.	3,287,289	691,630
Securities sold under agreements to repurchase.	5,000,000	5,000,000

	$20,287,289	$15,691,630

The advances from the Federal Home Loan Bank are secured by certain qualifying loans of approximately $44,328,000 and Federal Home Loan Bank stock of $1,250,000.

Securities sold under agreements to repurchase, which are secured borrowings, generally mature within thirty days from the transaction date.  Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions.  The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	MORTGAGE BANKING INCOME

Mortgage banking income consists of the following:

	Years Ended December 31,

	2002	2001	1999

Fees from sale of servicing rights	$761,746	$884,441	$468,590
Other fees from borrowers	770,889	944,212	541,726

	$1,532,635	$1,828,653	$1,010,316

NOTE 8.	EMPLOYEE BENEFIT PLANS

The Company has a noncontributory profit-sharing plan and a 401(k) retirement plan covering substantially all employees.  Contributions to the plans charged to expense during 2002, 2001 and 2000 amounted to $320,657, $320,809, and $285,446, respectively.

The Company also has deferred compensation agreements with certain key officers.  Amounts charged to expense under these agreements totaled $51,734, $59,290, and $69,447 for the years ended December 31, 2002, 2001 and 2000, respectively.

NOTE 9.	INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,

	2002	2001	2000

Current	$4,062,139	$4,321,979	$3,701,027
Deferred	(203,422)	(265,707)	(193,459)

Income tax expense	$3,858,717	$4,056,272	$3,507,568

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,

	2002	2001	2000

Income taxes at statutory rate	$3,917,396	$4,210,277	$3,636,461
Tax-exempt interest	(216,604)	(264,575)	(314,262)
State income taxes	256,642	239,201	192,923
Surtax exemption	(100,000)	(100,000)	—
Other items, net	1,283	(28,631)	(7,554)

Income tax expense	$3,858,717	$4,056,272	$3,507,568

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	INCOME TAXES (Continued)

The components of deferred income taxes are as follows:

	December 31,

	2002	2001

Deferred tax assets:
Loan loss reserves	$1,363,175	$1,189,009
Deferred compensation	176,989	156,978

	1,540,164	1,345,987

Deferred tax liabilities:
Depreciation	23,585	32,830
Securities available-for-sale	299,775	78,681

	323,360	111,511

Net deferred tax assets	$1,216,804	$1,234,476

NOTE 10.	COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit.  Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.  A summary of the Company’s commitments is as follows:

	December 31,

	2002	2001

Commitments to extend credit	$69,417,280	$48,122,000
Standby letters of credit	3,562,246	2,402,157

	$72,979,526	$50,524,157

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Those letters of credit are primarily issued to support public and private borrowing arrangements.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  Collateral is required in instances which the Company deems necessary.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings.  In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Henry County and surrounding counties.  The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

Seventy-seven percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area.  In addition, a substantial portion of the other real estate owned is located in those same markets.  Accordingly, the ultimate collectibility of the loan portfolio and recovery of other real estate owned are susceptible to changes in market conditions in the Company’s primary market area.  The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $8,000,000.

NOTE 12.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval.  At December 31, 2002, approximately $3,661,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined.  Management believes, as of December 31, 2002 and 2001, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	REGULATORY MATTERS (Continued)

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)
As of December 31, 2002:
Total Capital to Risk
Weighted Assets:
Consolidated	$49,913	13.23%	$30,183	8.00%	N/A	N/A
Bank	$48,930	13.01%	$30,086	8.00%	$37,607	10.00%
Tier I Capital to Risk
Weighted Assets:
Consolidated	$46,086	12.22%	$15,091	4.00%	N/A	N/A
Bank	$45,103	11.99%	$15,043	4.00%	$22,564	6.00%
Tier I Capital to
Average Assets:
Consolidated	$46,086	9.79%	$18,832	4.00%	N/A	N/A
Bank	$45,103	9.58%	$18,824	4.00%	$23,530	5.00%
As of December 31, 2001:
Total Capital to Risk
Weighted Assets:
Consolidated	$44,948	12.81%	$28,073	8.00%	N/A	N/A
Bank	$44,050	12.56%	$28,054	8.00%	$35,067	10.00%
Tier I Capital to Risk
Weighted Assets:
Consolidated	$41,571	11.85%	$14,036	4.00%	N/A	N/A
Bank	$40,673	11.60%	$14,027	4.00%	$21,040	6.00%
Tier I Capital to
Average Assets:
Consolidated	$41,571	8.65%	$19,220	4.00%	N/A	N/A
Bank	$40,673	8.47%	$19,209	4.00%	$24,011	5.00%

NOTE 13.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for the Company’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.  SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.  Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Cash, Due From Banks, Interest-bearing Deposits in Banks and Federal Funds Sold:  The carrying amounts of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximate fair values.

Securities: Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

Loans and Loans Held For Sale:  For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values.  For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.  Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.  The carrying amount of loans held for sale approximate fair value.

Deposits:  The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values.  Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Other Borrowings:  The fair values of the Company’s fixed rate borrowings are estimated using discounted cash flow models based on the Company’s incremental borrowing rates for similar types of borrowing arrangements.  The carrying amounts of all other variable rate borrowings, treasury, tax and loan note option account, and securities sold under agreements to repurchase approximate their fair values.

Accrued Interest: The carrying amounts of accrued interest approximate their fair values.

Off-Balance Sheet Instruments:  Fair values of the Company’s off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements.  Since the majority of the Company’s off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

The estimated fair values and carrying amounts of the Company’s financial instruments were as follows:

	December 31, 2002		December 31, 2001

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash and due from banks, interest-bearing deposits in banks and federal funds sold	$58,908,734	$58,908,734	$74,936,829	$74,936,829
Securities available-for-sale	62,088,707	62,088,707	100,275,149	100,275,149
Securities held-to-maturity	899,208	938,323	3,522,239	3,573,614
Restricted equity securities	1,483,473	1,483,473	1,314,173	1,314,173
Loans held for sale	5,796,885	5,796,885	1,575,156	1,575,156
Loans	346,449,688	352,375,384	301,310,951	309,613,195
Accrued interest receivable	2,792,841	2,792,841	3,124,431	3,124,431
Financial liabilities:
Deposits	420,149,298	424,142,650	436,663,952	443,734,672
Other borrowings	20,287,289	20,652,786	15,691,630	15,233,066
Accrued interest payable	1,291,223	1,291,223	1,592,477	1,592,477

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	SUPPLEMENTAL SEGMENT INFORMATION

The Company has two reportable segments: commercial banking and mortgage loan origination.  The commercial banking segment provides traditional banking services offered through the Bank.  The mortgage loan origination segment provides mortgage loan origination services offered through First Metro.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies.  The Company evaluates performance based on profit and loss from operations before income taxes not including nonrecurring gains and losses.

The Company accounts for intersegment revenues and expenses as if the revenue/expense transactions were to third parties, that is, at current market prices.

The Company’s reportable segments are strategic business units that offer different products and services.  They are managed separately because each segment has different types and levels of credit and interest rate risk.

	INDUSTRY SEGMENTS

For the Year Ended December 31, 2002	Commercial Banking	Mortgage	All Other	Eliminations	Total

Interest income	$27,400,632	$10,614	$—	$(112,570)	$27,298,676
Interest expense	10,987,920	101,956	—	(112,570)	10,977,306
Net interest income (expense)	16,412,712	(91,342)	—	—	16,321,370
Intersegment net interest income (expense)	91,342	(91,342)	—	—	—
Other revenue from external sources	3,001,335	1,532,635	12,200	—	4,546,170
Intersegment other revenues	58,600	(58,600)	—	—	—
Depreciation	538,433	2,004	9,084	—	549,521
Provision for loan losses	540,500	—	—	—	540,500
Segment profit	11,176,061	176,887	(160,393)	—	11,192,555
Segment assets	486,961,832	6,653,256	216,454	(4,678,840)	489,152,702
Expenditures for premises and equipment	1,962,362	—	—	—	1,962,362

	INDUSTRY SEGMENTS

For the Year Ended December 31, 2001	Commercial Banking	Mortgage	All Other	Eliminations	Total

Interest income	$33,413,872	$9,515	$—	$(199,370)	$33,224,017
Interest expense	16,515,616	190,306	—	(199,370)	16,506,552
Net interest income (expense)	16,898,256	(180,791)	—	—	16,717,465
Intersegment net interest income (expense)	180,340	(180,340)	—	—	—
Other revenue from external sources	2,814,881	1,828,653	—	—	4,643,534
Intersegment other revenues	43,000	(55,000)	12,000	—	—
Depreciation	522,777	3,437	9,432	—	535,646
Provision for loan losses	550,000	—	—	—	550,000
Segment profit	11,792,651	347,560	(110,849)	—	12,029,362
Segment assets	495,983,128	2,364,647	301,848	(2,464,537)	496,185,086
Expenditures for premises and equipment	954,880	—	—	—	954,880

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	SUPPLEMENTAL SEGMENT INFORMATION (Continued)

	INDUSTRY SEGMENTS

For the Year Ended December 31, 2000	Commercial Banking	Mortgage	All Other		Eliminations	Total

Interest income	$32,883,611	$9,976	$		$(128,538)	$32,765,049
Interest expense	17,171,086	118,563		—	(128,538)	17,161,111
Net interest income (expense)	15,712,525	(108,587)		—	—	15,603,938
Intersegment net interest income (expense)	108,587	(108,587)		—	—	—
Other revenue from external sources	2,742,926	1,010,316		—	—	3,753,242
Intersegment other revenues	43,000	(55,000)		12,000	—	—
Depreciation	536,437	6,024		10,608	—	553,069
Provision for loan losses	490,000	—		—	—	490,000
Segment profit	10,786,977	6,935		(98,439)	—	10,695,473
Segment assets	445,804,630	1,592,923		269,821	(1,647,918)	446,019,456
Expenditures for premises and equipment	969,465	1,177		—	—	970,642

NOTE 15.	STOCK DIVIDEND

On January 11, 2001, the Company declared a two-for-one common stock split in the form of a dividend payable to stockholders of record on January 11, 2001.  An amount equal to the par value of common shares declared was transferred from retained earnings to common stock.  Earnings per share and all per share amounts for the years ended December 31, 2001 and 2000 have been retroactively adjusted for the increased number of shares of common stock.

NOTE 16.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income, and cash flows for Henry County Bancshares, Inc.

CONDENSED BALANCE SHEETS

	December 31,

	2002	2001

Assets
Cash	$28,123	$61,557
Investment in subsidiaries	46,389,483	41,421,895
Premises and equipment	188,331	197,415
Other assets	62,039	42,876

Total assets	$46,667,976	$41,723,743

Stockholders’ equity	$46,667,976	$41,723,743

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,

	2002	2001	2000

Income
Dividends from bank subsidiary	$2,893,789	$3,007,278	$3,261,808
Rental income	12,200	12,000	12,000

	2,905,989	3,019,278	3,273,808

Expense
Salaries and employee benefits	104,218	104,218	86,848
Depreciation	9,084	9,431	10,608
Other expenses	59,291	9,200	12,983

Total expenses	172,593	122,849	110,439

Income before income tax expense (benefits) and equity in undistributed income of subsidiaries	2,733,396	2,896,429	3,163,369
Income tax expense (benefits)	(62,038)	(42,876)	(37,146)

Income before undistributed income of subsidiaries	2,795,434	2,939,305	3,200,515
Equity in undistributed income of subsidiaries	4,538,404	5,033,785	3,987,390

Net income	$7,333,838	$7,973,090	$7,187,905

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2002	2001	2000

OPERATING ACTIVITIES
Net income	$7,333,838	$7,973,090	$7,187,905
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,084	9,431	10,608
Undistributed income of subsidiaries	(4,538,404)	(5,033,785)	(3,987,390)
Net other operating activities	(19,163)	(5,730)	(38,012)

Net cash provided by operating activities	2,785,355	2,943,006	3,173,111

FINANCING ACTIVITIES
Dividends paid	(2,506,347)	(2,729,924)	(2,519,748)
Purchase of treasury stock	(312,442)	(177,354)	(655,810)

Net cash used in financing activities	(2,818,789)	(2,907,278)	(3,175,558)

Net increase (decrease) in cash	(33,434)	35,728	(2,447)
Cash at beginning of year	61,557	25,829	28,276

Cash at end of year	$28,123	$61,557	$25,829